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                                                                    EXHIBIT 99.2

                    SECOND QUARTER 2005 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                 AUGUST 8, 2005

         Thank you, Cindy.

         Good morning and welcome to our second quarter 2005 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

         I will start our conversation this morning with some brief comments, expanding on our press release both in terms of our actual results for the quarter, as well as a preliminary look at the rest of the year. Following my comments, we will open up the call for your questions.

         I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

         Reported results for the second quarter 2005 amounted to a net loss of $122.5 million or $6.63 per share, compared to net income of $4.0 million or $0.22 per share in the second quarter of 2004. Of this loss, $108 million dollars, or $5.84 per share, was attributable to a goodwill impairment charge related to the Electrical Components business, and $1.8 million dollars, or $0.09 per share, was attributable to restructuring-related charges. Excluding these charges, the operating results decline was consistent with that experienced in the first quarter of the year. Nearly every risk we saw at the beginning of the year, including commodity costs, currency and weather, that worked against us during the first quarter also were prime factors in the second quarter. Some of those factors, mainly the exchange rate of the Brazilian Real and the cost of copper, worsened in the second quarter. If one factor did improve, it is weather in the U.S. Sustained high temperatures which began in June, while not really a factor in the second quarter, will benefit the third quarter. In addition, like the first quarter, volumes were a factor in most of our business segments. While results declined in all segments, the most significant declines during this quarter involved the Compressor Group, followed by the Engine & Power Train and Electrical Components businesses.

         Consolidated sales for the quarter amounted to $461.9 million dollars, down from last year's first quarter sales of $484.2 million dollars. Excluding the effect of currency translation that increased sales by $18.3 million dollars, sales declined by $40.6 million or 8.4%. This decrease was primarily attributable to the Engine & Power Train business where sales were down by $25.3 million dollars. Sales also declined in the Pump and Electrical Components businesses.

         I will address these changes more specifically in my comments regarding each business segment; however, in the aggregate and on a pre-tax basis, we estimate that currency had the largest impact year over year affecting profitability by approximately $15 million dollars,



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followed by volume and mix changes which affected year over year profitability by approximately $10 million dollars. Note, however, that the mix of these factors on an aggregate basis varies greatly from segment to segment. In addition, net interest costs rose by $3.1 million reflecting lower earnings from available cash, higher borrowing rates associated with the unwinding during the first quarter of fixed to variable interest rate swaps, and higher foreign borrowings.

         Now let's look at the business by its respective segments. Compressor sales in terms of dollars rose by $13.5 million or 6%, with the effects of currency translation more than explaining the increase. While aggregate volumes remained fairly flat, mix of sales shifted from compressors used in air conditioning to those used in residential and commercial refrigeration applications.

         Compressor segment operating results were down $11.4 million or 61% in comparison to the prior year. The single largest factor, which more than accounts for the overall change, was the affect of a weaker U.S. Dollar versus the Brazilian Real. The average book keeping rate for the second quarter 2005 had the U.S. Dollar 17% weaker versus the Real in comparison to the second quarter in 2004. If you will recall, the Dollar was approximately 10% weaker year over year during the first quarter.

         The outlook in the Compressor Group for the balance of the year is the same as we expressed at the end of the first quarter. While recent warm weather is helping with aftermarket volumes in the third quarter, this effect will be short-lived. Currency still remains the big story, and in the absence of any improvement, results in the segment for the remainder of 2005 will lag those of the prior year.

         Moving to the Electrical Components Group -- for the quarter, the Group reported sales of $102.4 million compared to $105.2 million a year ago. Volume declines were primarily attributable to the automotive sector reflecting lower customer build schedules and our customer's share with their OEMs.

         Electrical Components operating income for the quarter was $200,000 compared to $4.0 million a year ago. The decline in operating results is due to the lower sales volumes, higher commodity costs in excess of pricing recoveries, and operational inefficiencies related to the closure of the St. Claire, Missouri facility. These factors were offset by lower amortization of intangible assets. The cost of copper is still very high and continues to rise. Price increases have not fully covered commodity and other cost increases in this segment. Further price increases have been implemented since the first quarter, and additional price increases will be likely if raw material costs continue to rise. In addition, during the second quarter, the Company began more aggressive cost cutting and productivity improvements, including headcount reductions totaling 220 people since March 31, 2005.

         Looking forward into the rest of the year for the Electrical Components business, we expect results to lag those of the prior year, but to improve sequentially quarter over quarter as pricing actions and cost reduction actions take effect.

         Now let's look at the Engine & Power Train Group. Second quarter results were similar to the first quarter. Sales in the Engine & Power Train Group were down $25.3 million or 24%


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from the prior year's quarter. The decrease was primarily attributable to the previously described loss of business at Sears, lower volumes in Europe, and a weak pull through in the latter half of the U.S. green season. On a more positive note, we have recaptured a significant snow sku, and the snow season continues to look very strong.

         The Group's operating results declined by $4.8 million in comparison to the prior year's second quarter. This decline is attributable to the 24% decline in sales; however, in comparison to the first quarter of 2005, this result is an improvement of $5.4 million due to cost improvement actions and the non-recurrence of warranty costs associated with a transmission recall.

         Other notable items to report include the successful renewal of our labor contract with employees of the Company's New Holstein, Wisconsin facility and the engagement of AlixPartners to accelerate our cost reduction activities within the Engine & Power Train Group. While we were well on our way to completing certain transitions to our Brazilian facility and the associated cost reductions, Company management felt that even more could be accomplished if additional resources were brought to bear. AlixPartners' Performance Improvement Group has a proven track record, and we believe their involvement will be beneficial to our customers and our shareholders. In connection with their engagement, James J. Bonsall will lead the global group.

         Looking forward to the second half of the year for the Engine & Power Train business, we anticipate results in the third quarter that are improved in comparison to the first half of 2005, but slightly off of the numbers of the third quarter 2004. Results in the fourth quarter will largely depend on the outcome of line reviews currently taking place and the associated volumes for the next green season. Currently, we believe sales will be down but profits improving on associated cost cutting from the elimination of duplicate capacities.

         Now for the Pump Group -- as anticipated, sales declined by $7.9 million or 19% over the prior year. The decline was attributable to the previously disclosed loss of water gardening business at Lowes to a Chinese-sourced competitor. Sales of such products occur disproportionately in the first half of the year. These declines were partially offset by increases in pumps sold to the HVAC market, other retailers, and the industrial market. The decline in operating profit of $600,000 is attributable to the net volume decline, partially offset by cost saving actions.

         Now that we have covered the segments, let's address the balance sheet. As previously disclosed, we renegotiated the terms of our lending agreements with the holders of our Senior Guaranteed Notes and the banks who provide our revolving credit line. The amendments to these agreements relax certain covenants, while adding others. Other key terms of the amendments include, the Company providing a security interest in many of its assets, paying a higher rate of interest, and a potential limitation on dividends beginning in the fourth quarter. Under the agreement, the Company may pay dividends up to current levels beginning with the third quarter 2005. After the third quarter; however, dividend payments are permitted to the extent the Company meets certain financial targets and remains in compliance with all covenants.


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         In conclusion, the second quarter results, while not what the Company views as acceptable, were in line with expectations under the turn-around plans we established after the first quarter. We continue our campaign of cost cutting; however, our long term success still lies in the new products and service capabilities that are under development.

         That concludes my prepared comments for this morning. I will now take your questions.



























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